Exhibit 10.1

PLURISTEM ~~LIFE SYSTEMS,~~ THERAPEUTICS INC.
AMENDEDAND RESTATED 2005 STOCK OPTION PLAN *

This ~~a~~Amended and Restated 2005 Stock Option Plan (the “Plan”) provides for the grant of Restricted Stock, Restricted Stock Units and options to acquire ~~common~~ shares ~~(the “~~of Common ~~Shares”)~~Stock in the capital of Pluristem ~~Life Systems,~~Therapeutics Inc., a corporation formed under the laws of the State of Nevada (the “Corporation”). ~~Stock options~~Awards granted under this Plan will include:

(a)	stock options~~,~~ that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), which will be referred to in this Plan as “Incentive Stock Options”;

(b)	stock options, Restricted Stock and Restricted Stock Units, that qualify under Section 102 of the Israeli Tax Ordinance (New Version) 1961, as amended and the rules and regulations promulgated thereunder (the “Ordinance”), which will be referred to in this Plan as “~~Section~~  102 ~~Options~~Awards”;

(c)	stock options, Restricted Stock and Restricted Stock Units, that do not qualify under Section 422 of the Code , which will be referred to in this Plan as “Non-Qualified ~~Stock Options~~ Awards”; and

(d)	~~Section 3(i) Options, being~~stock options, Restricted Stock and Restricted Stock Units under Section 3(i) of the Ordinance to consultants and Controlling Shareholders that are excluded from the term “Israeli Employee” as defined in Section 3.1 herein, which will be referred to in this Plan as “3(i) Awards”.

Incentive Stock Options, ~~Section~~ 102 ~~Options~~Awards, Non-Qualified ~~Stock Options~~Awards and Section 3(i) ~~Options~~Awards, granted under this Plan are collectively referred to as “~~Options~~Awards”.

1.	PURPOSE

1.1     The purpose of this Plan is to retain the services of valued key employees and consultants of the Corporation and such other persons as the Plan Administrator (as hereinafter defined) shall select in accordance with Section 3 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.2     This Plan shall at all times be subject to all legal requirements relating to the administration of ~~stock option plans~~Awards, if any, under applicable corporate laws, applicable United States federal and state securities laws, the Code, applicable Israeli tax laws, Israeli securities laws, Israeli corporate laws, Israeli foreign exchange control laws the rules of any applicable stock exchange or stock quotation system, and the rules of any other foreign jurisdiction applicable to ~~Options~~Awards granted to residents therein (collectively, the “Applicable Laws”).

* This version reflects the changes to the Company’s 2005 Stock Option Plan in the form filed with the Securities and Exchange Commission on May 24, 2007 as exhibit 99.1 to the Company’s current report on Form 8-K.

2.	ADMINISTRATION

2.1     This Plan shall be administered initially by the board of directors of the Corporation (the “Board”), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board or two (2) or more other persons to administer the Plan, which committee (the “Committee”) may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Board or, if applicable, the Committee is referred to herein as the “Plan Administrator”.

2.2     If and so long as the shares of Common ~~Shares is~~Stock are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Corporation wishes to grant Incentive Stock Options, then the Board shall consider in selecting the Plan Administrator and the membership of any Committee, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code, and (b) “Non-Employee Directors” as contemplated by Rule 16b-3 under the Exchange Act.

2.3     The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.4     Subject to the provisions of this Plan and any Applicable Laws, and with a view to accomplishing the purpose of the Plan, the Plan Administrator shall have sole authority, in its absolute discretion, to:

(a)	construe and interpret the terms of the Plan and any ~~Option~~Award granted pursuant to this Plan;

(b)	define the terms used in the Plan;

(c)	prescribe, amend and rescind the rules and regulations relating to this Plan;

(d)	correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e)	grant ~~Options~~Awards under this Plan, except grants to directors, the CEO, the CFO and the CTO of the Corporation, which will be granted by the Board as a whole if required by Applicable Law;

(f)	determine the individuals to whom ~~Options~~Awards shall be granted under this Plan and whether the ~~Option~~ Award is granted as an Incentive Stock Option, ~~Section~~ 102 ~~Option~~Award, a Non-Qualified ~~Stock Option~~Awards, or Section 3(i) ~~Option~~Award;

(g)	make an election under Section 102(b)(1) or (2) of the Ordinance;

(h)	determine the time or times at which ~~Options~~Awards shall be granted under this Plan;

(i)	determine the number of shares of Common ~~Shares~~Stock subject to each ~~Option~~Award, the exercise price of each ~~Option~~Award, the duration of each ~~Option~~Award and the times at which each ~~Option~~Award shall become vested and exercisable;

(j)	determine all other terms and conditions of the ~~Options~~Awards; and

(k)	make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5     All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3.	ELIGIBILITY

3.1	Definitions. In this agreement:

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.”

“Israeli Employee” means a person who is employed by the Corporation or its Affiliates in Israel, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

“Related Corporation” means any corporation (other than the Corporation) that is a “Parent Corporation” of the Corporation or “Subsidiary Corporation” of the Corporation, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

3.2     Incentive Stock Options may be granted to any individual who, at the time such Option is granted, is an employee of the Corporation or any Related Corporation (as hereinafter defined) (an “Employee”).

3.3     Non-Qualified ~~Stock Options~~Awards, may be granted to Employees, and to such other persons who are not Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.4     ~~Section~~ 102 ~~Options~~ Awards may be granted to Israeli Employees in accordance with Section 4 herein.

3.5     Section 3(i) ~~Options~~ Awards may be granted to consultants and Controlling Shareholders that do not qualify as Israeli Employees.

3.6    ~~Options~~Awards may be granted in substitution for outstanding ~~Options~~Awards of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation. ~~Options~~Awards also may be granted in exchange for outstanding ~~Options~~Awards.

3.7     Any person to whom an ~~Option~~option is granted under this Plan is referred to as ~~an “Optionee~~a “Participant”. Any person who is the owner of an ~~Option~~Award is referred to as a “Holder”.

4.	DESIGNATION OF ~~OPTIONS~~AWARDS PURSUANT TO SECTION 102 (RELEVANT ONLY TO ISRAELI EMPLOYEES)

4.1     The Corporation may designate ~~Section~~ 102 ~~Options~~Awards granted to Israeli Employees pursuant to Section 102 of the Ordinance as Unapproved 102 ~~Options~~Awards (means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee) or Approved 102 ~~Options~~Awards (means an ~~Option~~Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the ~~Optionee~~Participant).

4.2     The grant of Approved 102 ~~Options~~Awards shall be made under this Plan adopted by the Board, and shall be conditioned upon the approval of this Plan by the Israeli Tax Authorities (the “ITA”).

4.3     Approved 102 ~~Option~~Award may either be classified as Capital Gain ~~Option “CGO~~Award (“CGA”) or Ordinary Income ~~Option~~Award(“~~OIO~~OIA”).

4.4     Approved 102 ~~Option~~Award elected and designated by the Corporation to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as ~~CGO~~CGA.

4.5     Approved 102 ~~Option~~Award elected and designated by the Corporation to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as ~~OIO~~OIA.

4.6     The Corporation’s election of the type of Approved 102 ~~Options~~Awards as ~~CGO~~CGA or ~~OIO~~OIAgranted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 ~~Option~~Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 OptionAward under this Plan and shall remain in effect at least until the end of the year following the year during which the Corporation first granted Approved 102 ~~Options~~Awards. The Election shall obligate the Corporation to grant only the type of Approved 102 ~~Option~~Award it has elected, and shall apply to all ~~Optionees~~Participants who were granted Approved 102 ~~Options~~Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Corporation from granting Unapproved 102 ~~Options~~Awards simultaneously.

4.7     All Approved 102 ~~Options~~Awards must be held in trust by a Trustee (means any entity appointed by the Corporation to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as described in Section 5 below (the “Trustee”)).

4.8     For the avoidance of doubt, the designation of Unapproved 102 ~~Options~~Awards and Approved 102 ~~Options~~Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

4.9     With regards to Approved 102 ~~Options~~Awards, the provisions of the Plan and/or the ~~Option~~Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the ~~Option~~Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the ~~Option~~Award Agreement, shall be considered binding upon the Corporation and the  ~~Optionees~~ Participants.

5.	TRUSTEE

5.1     Approved 102 ~~Options~~Awards which shall be granted under the Plan and/or any ~~Shares~~shares allocated or issued upon exercise of such Approved 102 ~~Options~~Awards and/or other shares received subsequently following any realization of rights, including, without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the ~~Optionees~~Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 ~~Options~~Awards are not met, then the Approved 102 ~~Options~~Awards may be treated as Unapproved 102 ~~Options~~Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

5.2     Notwithstanding anything to the contrary, the Trustee shall not release any ~~Shares~~shares allocated or issued upon exercise of Approved 102 ~~Options~~Awards prior to the full payment of the ~~Optionee~~Participant’s tax liabilities arising from Approved 102 ~~Options~~Awards which were granted to him and/or any ~~Shares~~shares allocated or issued upon exercise or vesting of such ~~Options~~Awards as the case my be.

5.3     Upon receipt of Approved 102 ~~Option~~Awards, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 ~~Option~~Awards or Share granted to him thereunder.

5.4     With respect to any Approved 102 ~~Option~~Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, ~~an Optionee~~a Participant shall not sell or release from trust any ~~Share~~Award and any share received upon the exercise or vesting of an Approved 102 ~~Option~~Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such ~~Optionee~~Participant.

5.5     With respect to all ~~Shares~~Awards, (but excluding, for avoidance of any doubt, any unexercised ~~Options~~options and any unvested Restricted Stock Units) allocated or issued upon the exercise of Options purchased by the ~~Optionee~~Participant, or issued to the Participant pursuant to the Vesting of Restricted Stock Units, and held by the ~~Optionee~~Participant or by the Trustee, as the case may be, the ~~Optionee~~Participant shall be entitled to receive dividends in accordance with the quantity of such ~~Shares~~shares, subject to the provisions of the Corporation’s incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102.

6.	STOCK

6.1     The Plan Administrator is authorized to grant ~~Options to acquire up to a total of 280,000,000 Common Shares. The number of Common Shares with respect to which Options~~Awards to acquire shares of Common Stock, shares of Restricted Stock and Restricted Stock Units in a number not exceeding 16% of the number of shares of Common Stock of the Corporation issued and outstanding immediately prior to the grant of such Awards on a Fully Diluted Basis. For purposes of this Section 6.1, the term “Fully Diluted Basis” means all issued and outstanding share capital (where options shall be deemed outstanding share capital until exercised) and all rights to acquire share capital including, without limitation, all securities convertible or exercisable into shares of Common Stock being deemed so converted and exercised, the conversion of any convertible stockholder loans into share capital, with all outstanding warrants, options or any other right granted by the Corporation to receive shares of the Corporation’s share capital being deemed exercised in full. The foregoing notwithstanding, the maximum number of shares that may be subject to Incentive Stock Options granted under the Plan shall be 450,000, subject to adjustment as provided in Section 7.1(m). Shares of Common Stock with respect to which Awards may be granted hereunder ~~is~~are subject to adjustment as set forth in Section 7.1(m) hereof. In the event that any outstanding ~~Option~~Award expires or is terminated for any reason, the shares Common Shares allocable to the unexercised portion of such ~~Option~~Award may again be subject to an ~~Option~~Award granted to the same ~~Optionee~~Participant or Holder or to a different person eligible under Section 3 of this Plan~~; provided however, that any cancelled Options will be counted against the maximum number of Common Shares with respect to which Options may be granted to any particular person as set forth in Section 3 hereof~~.

6.2     The maximum number of shares of Common Stock for which Options may be granted to any person in any calendar year shall be 1,000,000.

7.	TERMS AND CONDITIONS OF ~~OPTIONS~~AWARDS

7.1     Each ~~Option~~Award granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (each, an “Agreement”). Agreements may contain such provisions, not inconsistent with this Plan or any Applicable Laws, as the Plan Administrator in its discretion may deem advisable. All ~~Options~~Awards also shall comply with the following requirements:

(a)	Number of ~~Shares~~shares of Common Stock underlying the Award and Type of ~~Option~~Award.

Each Agreement shall state the number of shares of Common ~~Shares~~Stock to which it pertains and whether the ~~Option~~Award is intended to be an Incentive Stock Option, Section 102 ~~Option~~Awards ~~(CGO~~CGA or ~~OIO~~OIA) or a Non-Qualified ~~Stock Option~~Awards; provided that:

(i)	the number of Common Shares that may be reserved pursuant to the exercise of ~~Options~~Awards granted to any person shall not exceed 5% of the issued and outstanding Common Shares of the Corporation;

(ii)	in the absence of action to the contrary by the Plan Administrator in connection with the grant of an ~~Option~~Award, all ~~Options~~Awards shall be Non-Qualified ~~Stock Options~~Awards, Unapproved 102 ~~Options~~Awards or Section 3(i) ~~Options~~Awards, as the case maybe;

(iii)	the aggregate fair market value (determined at the Date of Grant, as defined below) of the shares of Common ~~Shares~~Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Corporation, a Related Corporation or a predecessor corporation) shall not exceed U.S.$100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time (the “Annual Limit”); and

(iv)	any portion of an ~~Option~~Award which exceeds the Annual Limit shall not be void but rather shall be a Non-Qualified ~~Stock Option~~Award.

(b)	Date of Grant

Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of grant of the ~~Option~~Award for purposes of this Plan (the “Date of Grant”). ~~Option Price~~

(c)	Exercise Price

Each Agreement shall state the price per shares of Common ~~Share at~~Stock to which ~~it~~an Award is exercisable (if applicable). The Plan Administrator shall act in good faith to establish the exercise price in accordance with Applicable Laws; provided that:

(i)	the per share exercise price for an Incentive Stock Option or any Option granted to a “covered employee” as such term is defined for purposes of Section 162(m) of the Code shall not be less than the fair market value per Common Share at the Date of Grant as determined by the Plan Administrator in good faith;

(ii)	with respect to Incentive Stock Options granted to greater-than-ten percent (>10%) shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than one hundred ten percent (110%) of the fair market value per Common ~~Share~~Stock at the Date of Grant as determined by the Plan Administrator in good faith; and

(iii)	Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Corporation or any subsidiary of the Corporation may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

(iv)	solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Corporation’s shares are listed on any established stock exchange or a national market system or if the Corporation’s shares will be registered for trading within ninety (90) days following the date of grant of the ~~CGOs~~CGAs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Corporation’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

(d)	Duration of ~~Options~~Awards

At the time of the grant of the ~~Option~~Award, the Plan Administrator shall designate, subject to Section 7.1(g) below, the expiration date of the ~~Option~~Awards, which date shall not be later than 10 years from the Date of Grant; provided, that the Plan Administrator decided otherwise in specific ~~option agreements~~Award Agreements or, that the expiration date of any Incentive Stock Option granted to a greater-than-ten percent (>10%) shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular ~~Option~~Award, and except in the case of Incentive Stock Options as described above, all ~~Options~~Awards granted under this Section 7 shall expire 10 years from the Date of Grant.

(e)	Vesting Schedule

No ~~Option~~Award shall be exercisable until it has vested. The vesting schedule for each ~~Option~~Award shall be specified by the Plan Administrator at the time of grant of the ~~Option~~Award prior to the provision of services with respect to which such ~~Option~~Award is granted~~.~~; provided that if no vesting schedule is specified at the time of grant, the ~~Option~~Award shall vest as follows:

(i)	on the six month anniversary of the Date of Grant, the ~~Option~~Award shall vest and shall become exercisable with respect to 25% of the Common Stock to which it pertains;

(ii)	on the seven month and each successive month anniversary to and including the twenty ~~three~~four month anniversary, the ~~Option~~Award shall vest and become exercisable with respect to an additional ~~four (4%) percent~~1/24 of ~~the~~shares of Common Stock to which ~~it pertains ; and~~

~~(iii)~~	~~on the twenty-four month anniversary of the Date of Grant, the Option shall vest and shall become exercisable with respect to balance of the Common Stock to which it~~  pertains.

The Plan Administrator may specify a vesting schedule for all or any portion of an ~~Option~~Award based on the achievement of performance objectives established in advance of the commencement by the ~~Optionee~~Participant of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of objective criteria, including but not limited to, one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation’s performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An ~~Option~~Award that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the ~~Optionee~~Participant and the Corporation by the Plan Administrator that the performance objective has been achieved.

(f)	Acceleration of Vesting

The vesting of one or more outstanding ~~Options~~Award may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion.

(g)	Term of ~~Option~~Award

(i)	Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

A.	the expiration of the Option, as designated by the Plan Administrator in accordance with Section 7.1(d) above;

B.	the date ~~an Optionee~~a Participant receives a notice of his or her termination of employment or contractual relationship with the Corporation or any Related Corporation for Cause (as hereinafter defined); or

C.	the expiration of ~~five~~three (~~5~~3) years, unless otherwise determined in specific agreements by the Plan Administrator, from the date of an ~~Optionee~~Participant’s termination of employment or contractual relationship with the Corporation or any Related Corporation for any reason whatsoever other than Cause, but including death or disability~~, unless, in the case of a Non-Qualified Stock Option, Section 102 Option or Section 3(i) Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option;~~ .

(ii)	Notwithstanding Section 7.1(g)(i) above, any vested ~~Options~~Awards which have been granted to ~~an Optionee~~a Participant in the ~~Optionee~~Participant’s capacity as a director of the Corporation or any Related Corporation shall terminate upon the occurrence of the first of the following events:

A.	the event specified in Section 7.1(g)(i)A above;

B.	the expiration of ~~five~~three (~~5~~3) years, unless otherwise determined in specific agreements by the Plan Administrator, from the date ~~the Optionee~~such Participant ceases to serve as a director of the Corporation or Related Corporation, as the case may be~~, unless, in the case of a Non-Qualified Stock Option or Section 102 Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option~~.

(iii)	Upon the death of ~~an Optionee~~a Participant, any vested option still in force and unexpired may be exercised by the person or persons to whom such ~~Optionee~~Participant’s rights ~~under such Option~~ shall pass by the ~~Optionee~~Participant’s will or by the laws of descent and distribution ~~of~~at the ~~Optionee~~Participant’s domicile at the time of death, within a period of ~~twelve (12~~thirty six (36) months after the date of ~~such termination~~the Participant’s death.

(iv)	For purposes of the Plan, unless otherwise defined in the Agreement, termination for “Cause” shall mean such termination is for ‘cause’ as such term is expressly defined in a then-effective written agreement between the ~~Optionee~~Participant and the Corporation or any Related Corporation, or in the absence of such then-effective written agreement and in the case of an Employee or an Israeli Employee, termination for the following reasons (i) conviction of any felony involving moral turpitude or affecting the Corporation; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the ~~Optionee~~Participant’s direct supervisor, which involves the business of the Corporation or its Related Corporation and was capable of being lawfully performed; (iii) embezzlement of funds of the Corporation or its Related Corporation; (iv) any breach of the ~~Optionee~~Participant’s fiduciary duties or duties of care of the Corporation; including without limitation disclosure of confidential information of the Corporation; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Corporation. Unless accelerated in accordance with Section 7.1(f) above, unvested Options shall terminate immediately upon termination of employment or contractual relationship of ~~an Optionee~~a Participant with the Corporation or a Related Corporation, or termination of ~~an Optionee~~a Participant’s services as a director of the Corporation or a Related Corporation, for any reason whatsoever, including death or disability.

(v)	For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. Employment shall be deemed to continue while the ~~Optionee~~Participant is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless otherwise determined in specific agreements by the Plan Administrator and unless the ~~Optionee~~Participant’s re-employment rights are guaranteed by statute or by contract.

(h)	Exercise of Options

(i)	Options shall be exercisable, in full or in part, at any time after vesting, until termination of right to exercise. If less than all of the shares of Common ~~Shares~~Stock included in the vested portion of any ~~Option~~option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the ~~Option term~~exercise period. Only a whole share of Common ~~Shares~~Stock may be issued pursuant to an ~~Option~~option, and to the extent that an ~~Option~~option covers less than one (1) share of Common ~~Share~~Stock, it is unexercisable.

(ii)	Options or portions thereof may be exercised by giving written notice to the Corporation, in such form and method as may be determined by the Corporation and when applicable, by the Trustee in accordance with the requirements of Section 102 of the Ordinance, which notice shall specify the number of shares of Common ~~Shares~~Stock to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common ~~Shares~~Stock so purchased, which payment shall be in the form specified in Section 7.1(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate representing shares of Common ~~Shares~~Stock to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all shares of Common ~~Shares~~Stock for which the ~~Option~~option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an ~~Optionee, Options~~Participant, options are exercisable only by the ~~Optionee~~Participant.

(iii)	For Israeli Employees the above mentioned in section h(ii) is subject to section 102 and the trust mechanism as defined in section 5 of this Plan.

With respect to Unapproved 102 ~~Option~~Award, if the ~~Optionee~~Participant ceases to be employed by the Corporation or any ~~Afffiliate~~Affiliate, the ~~Optionee~~Participant shall extend to the Corporation and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of ~~Shares~~shares of Common Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

(i)	Payment upon Exercise of Option

Upon the exercise of any ~~Option~~option, the aggregate exercise price shall be paid to the Corporation in cash or by certified or cashier’s check. In addition, if pre-approved in writing by the Plan Administrator who may arbitrarily withhold consent, the Holder may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(i)	by delivering to the Corporation shares of Common ~~Shares~~Stock previously held by such Holder, or by the Corporation withholding shares of Common ~~Shares~~Stock otherwise deliverable pursuant to exercise of ~~the Option~~option, which shares of Common ~~Shares~~Stock received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price to be paid by the ~~Optionee~~Participant upon such exercise;

(ii)	by delivering a properly executed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares of Common ~~Shares~~Stock and deliver directly to the Corporation the amount of sale or margin loan proceeds to pay the exercise price; or

(iii)	by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

(i1)	Restricted Stock
An Award of Restricted Stock, whether as 102 Award, Non-Qualified Award or Section 3(i) Award, may be granted by the Corporation in a specified number of shares of Common Stock of Corporation to the Participant, which shares may or may no be subject to forfeiture or other restrictions upon the happening of specified events (the term in which such restrictions apply shall be referred to as the “Restriction Period”). Such an Award shall be subject to the following terms and conditions:

(i)	Restricted Stock shall be evidenced by Award agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

(ii)	Upon determination of the number of shares of Restricted Stock to be granted to a Holder, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock of Corporation be issued to the Holder with the Holder designated as the registered owner. If any restrictions apply to such shares of Restricted Stock, the certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Holder, together with a stock power endorsed in blank, with the Corporation, to be held in escrow during the Restriction Period.

(iii)	Unless otherwise determined by the Committee at the time of an Award, during the Restriction Period the Holder shall have the right to receive dividends from and to vote the shares of Restricted Stock.

(iv)	The Award Agreement shall specify the duration of the Restriction Period, if any, and the employment or other conditions (including termination of employment on account of death, disability, retirement or other cause) under which shares of Restricted Stock may be forfeited by the Corporation. At the end of the Restriction Period, if any, the restrictions imposed shall lapse with respect to the number of shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of shares delivered to the Holder (or, where appropriate, the Holder’s legal representative). The Committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of Restricted Stock, if those are subject to vesting.

(i2)	Restricted Stock Unit.

The Plan Administrator is authorized to make awards of Restricted Stock Units, whether as 102 Award, Non-Qualified Award or Section 3(i) Award, to any Employee or Consultant in such amounts and subject to such terms and conditions as the Plan Administrator shall deem appropriate. On the vesting date of a Restricted Stock Unit, unless otherwise noted in the Award Agreement, the Corporation shall transfer to the Participant one unrestricted, fully transferable, fully paid and non-assessable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

(i)	All Awards of restricted stock units made pursuant to this Plan will be evidenced by an Award Agreement and will comply with and be subject to the terms and conditions of this Plan.

(ii)	Unless otherwise determined by the Committee at the time of an Award, during the Restriction Period the Holder shall not have the right to receive dividends from and to vote the shares underlying the Restricted Stock Units.

(iii)	Restricted Stock Units shall be subject to such terms and conditions as the Plan Administrator may impose. These terms and conditions may include restrictions based upon completion of a specified period of service with the Corporation or an Affiliate as set out in advance in the Participant’s individual Award Agreement.

(j)	No Rights as a Shareholder

A Holder shall have no rights as a shareholder of the Corporation with respect to any shares of Common ~~Shares~~Stock covered by an ~~Option~~option and to any unvested Restricted Stock Unit until such Holder becomes a record holder of such ~~Common Shares~~shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Section 7.1(m) hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Holder becomes a record holder of the shares of Common ~~Shares covered by the Option~~Stock, irrespective of whether such Holder has given notice of exercise. ~~In case of Options and Common Shares held~~Awards and shares of Common Stockheld by the Trustee, are subject to the provisions of Section 5 of the Plan.

(k)	Non-transferability ~~of Options~~

Options and unvested Restricted Stocks and Restricted Stock Units granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any ~~Option~~Options and unvested Restricted Stocks and Restricted Stock Units or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such ~~Option~~options and unvested Restricted Stocks and Restricted Stock Units shall thereupon terminate and become null and void.

As long as ~~Options and/or Common Shares~~Awards are held by the Trustee on behalf of the ~~Optionee~~Participant, all rights of the ~~Optionee~~Participant over the shares of Common ~~Shares are~~Stockare personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

(l)	Securities Regulation and Tax Withholding

(i)	Shares of Common ~~Shares~~Stock shall not be issued with respect to an ~~Option unless~~Award (also in connection with the exercise of ~~such Option~~option) and the issuance and delivery of such shares of Common ~~Shares~~Stock shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such shares of Common ~~Shares~~Stock. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any shares of Common ~~Shares~~Stock under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any shares of Common ~~Shares~~Stock under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such shares of Common ~~Shares~~Stock.

(ii)	As a condition to the exercise of an Option or issuance of other Awards, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the shares of Common ~~Shares~~Stock are being purchased only for investment and without any then-present intention to sell or distribute such shares of Common ~~Shares~~Stock. If necessary under Applicable Laws, the Plan Administrator may cause a stop-transfer order against such Common Shares to be placed on the stock books and records of the Corporation, and a legend indicating that the shares of Common ~~Shares~~Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such shares of Common ~~Shares~~Stock in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS OR ISSUANCE OF OTHER AWARDS.

(iii)	The Holder shall pay to the Corporation by certified or cashier’s check, promptly upon exercise of an ~~Option~~option or, if sooner or later, the date that the amount of such obligations becomes determinable upon any Award, all applicable federal, state, local and foreign withholding taxes that the Plan Administrator or the Trustee, in their discretion, subject to section 102 in case of Israeli Employees, determines to result upon exercise of an ~~Option~~option or from a transfer or other disposition of shares of Common ~~Shares~~Stock acquired upon exercise of an ~~Option~~option or otherwise related to an ~~Option~~option or shares of Common ~~Shares~~Stock acquired in connection with an Option or issuance of shares underlying a different Award. Furthermore, the Holder shall agree to indemnify the Corporation and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Holder. Upon approval of the Plan Administrator, a Holder may satisfy such obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

A.	by delivering to the Corporation shares of Common ~~Shares~~Stock previously held by such Holder or by the Corporation withholding shares of Common ~~Shares~~Stock otherwise deliverable pursuant to the exercise of the ~~Option~~option or issuance of shares underlying a different Award, which shares of Common ~~Shares~~Stock received or withheld shall have a fair market value (as determined by the Plan Administrator) equal to the minimum mandatory withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

B.	by complying with any other payment mechanism approved by the Plan Administrator from time to time.

(iv)	The issuance, transfer or delivery of certificates representing shares of Common ~~Shares~~Stock pursuant to the exercise of ~~Options~~options or issuance of shares underlying a different Award may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Code and/or the Ordinance have been met and that the Holder has paid or otherwise satisfied any withholding tax obligation as described in Section 7.1(l)(iii) above.

(m)	Adjustments Upon Changes In Capitalization

(i)	The aggregate number (in the case of Incentive Stock Options and for purposes of the limit in Section 6.2 above) and class of shares for which ~~Options~~Awards may be granted under this Plan, the number and class of shares covered by each outstanding ~~Option~~Award, and the exercise price per share thereof (but not the total price), and each such ~~Option~~Award, shall all be proportionately adjusted for any increase or decrease in the number of issued Common Shares of the Corporation resulting from:

A.	a subdivision or consolidation of Common Shares or any like capital adjustment, or

B.	the issuance of any shares of Common ~~Shares~~Stock, or securities exchangeable for or convertible into shares of Common ~~Shares~~Stock, to the holders of all or substantially all of the outstanding shares of Common ~~Shares~~Stock by way of a stock dividend (other than the issue of shares of Common ~~Shares~~Stock, or securities exchangeable for or convertible into shares of Common ~~Shares~~Stock, to holders of shares of Common ~~Shares~~Stock pursuant to their exercise of options to receive dividends in the form of shares of Common ~~Shares~~Stock, or securities convertible into shares of Common ~~Shares~~Stock, in lieu of dividends paid in the ordinary course on the shares of Common ~~Shares~~Stock).

(ii)	Except as provided in Section 7.1(m)(iii) hereof, upon a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Corporation) or liquidation of the Corporation, as a result of which the shareholders of the Corporation, receive cash, shares or other property in exchange for or in connection with their shares of Common ~~Shares~~Stock, any ~~Option~~Award granted hereunder shall terminate, but the Holder shall have the right to exercise such Holder’s ~~Option~~Award immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the ~~Option~~Award agreement have been satisfied.

(iii)	If the shareholders of the Corporation receive shares in the capital of another corporation (“Exchange Shares”) in exchange for their shares of Common ~~Shares~~Stock in any transaction involving a merger (other than a merger of the Corporation in which the holders of shares of Common ~~Shares~~Stock immediately prior to the merger have the same proportionate ownership of shares of Common ~~Shares~~Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Corporation), all ~~Options~~Awards granted hereunder shall be converted into ~~options~~Awards to purchase Exchange Shares, unless the Corporation and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such ~~Options~~Awards granted hereunder shall not be converted into ~~options~~Awards to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Holder’s right to exercise the Holder’s ~~Options~~Awards pursuant to, the provisions of Section 7.1(m)(ii). The amount and price of converted ~~options~~Awards shall be determined by adjusting the amount and price of the ~~Options~~Awards granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the shares of Common ~~Shares~~Stock receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply to the ~~options~~Awards granted for the Exchange Shares.

(iv)	In the event of any adjustment in the number of shares of Common ~~Shares~~Stock covered by any ~~Option~~Award, any fractional shares resulting from such adjustment shall be disregarded and each such ~~Option~~Award shall cover only the number of full shares resulting from such adjustment.

(v)	All adjustments pursuant to Section 7.1(m) shall be made by the Plan Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(vi)	The grant of an ~~Option~~Award shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

8.	EFFECTIVE DATE; AMENDMENT; SHAREHOLDER APPROVAL

~~8.1     Options may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted by the Board (the “Effective Date”). In case of the Israeli Optionees, Approved 102 Options will be granted only after the lapse of at least 30 days following the date in which the Plan and the relevant forms will be submitted to the tax authorities as detailed in Section 4.6 above.~~

8.1    ~~8.2~~ Unless sooner terminated by the Board, this Plan shall terminate on ~~the tenth anniversary of the Effective Date.~~December 31, 2018. No Option may be granted after such termination or during any suspension of this Plan.

8.2    ~~8.3~~ Any Incentive Stock Options granted by the Plan Administrator prior to the ratification of this Plan by the shareholders of the Corporation shall be granted subject to approval of this Plan by the ~~holders of a majority~~shareholders of the Corporation’s outstanding voting shares, voting either in person or by proxy at a duly held shareholders’meeting within twelve (12) months before or after the ~~Effective Date~~date this Amended and Restated 2005 Stock Option Plan is approved by the Board. If such shareholder approval is sought and not obtained, all Incentive Stock Options granted prior thereto and thereafter shall be considered Non-Qualified ~~Stock Options~~Awards and any ~~Options~~Awards granted to Covered Employees will not be eligible for the exclusion set forth in Section 162(m) of the Code with respect to the deductibility by the Corporation of certain compensation.

9.     NO OBLIGATIONS TO EXERCISE OPTION

The grant of an ~~Option~~option shall impose no obligation upon the ~~Optionee~~Participant to exercise such ~~Option~~option.

10.     NO RIGHT TO ~~OPTIONS~~AWARD OR TO EMPLOYMENT

Whether or not any ~~Options~~Awards are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, ~~and~~ nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an ~~Option~~Award shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with an ~~Optionee~~Participant for any length of time, nor shall it interfere in any way with the Corporation’s or, where applicable, a Related Corporation’s right to terminate ~~Optionee~~Participant’s employment at any time, which right is hereby reserved.

11.     APPLICATION OF FUNDS

The proceeds received by the Corporation from the sale of Common Shares issued upon the exercise of ~~Options~~Awards shall be used for general corporate purposes, unless otherwise directed by the Board.

12.     INDEMNIFICATION OF PLAN ADMINISTRATOR

In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any ~~Option~~Award granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for wilful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

13.     AMENDMENT OF PLAN

~~The~~Subject to additional consents and approvals required under Applicable Law, the Plan Administrator may, at any time, modify, amend or terminate this Plan or modify or amend ~~Options~~Awards granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with the Applicable Laws. ~~The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Corporation to comply with or to avail the Corporation and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.~~

~~Effective Date: September 18, 2006~~